UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ROBBINS & MYERS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 11, 2006

Date:	Wednesday, January 11, 2006

Time:	11:00 A.M., E.S.T.

Place:	Dayton Racquet Club Kettering Tower Second and Main Streets Dayton, Ohio 45423
At the Annual Meeting, shareholders of Robbins & Myers, Inc. will:

•	Elect three directors for a two-year term;

•	Vote on approval of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 2006; and

•	Transact such other business as may properly come before the meeting or any adjournment thereof.
Shareholders of record at the close of business on November 21, 2005 may vote at the meeting.
Your vote is important. Please fill out the enclosed proxy card and return it in the reply envelope.
By Order of the Board of Directors,
Joseph M. Rigot
Secretary
December 12, 2005

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

ROBBINS & MYERS, INC.	December 12, 2005
1400 Kettering Tower
Dayton, Ohio 45423
Solicitation and Voting of Proxies
The Board of Directors of Robbins & Myers, Inc. is sending you this Proxy Statement to solicit your proxy. If you give the Board your proxy, the proxy agents of the Board will vote your shares at the Annual Meeting of Shareholders on January 11, 2006 and any adjournment of the meeting (the “Annual Meeting”). The proxy agents will vote your shares as you specify on the proxy card. If you do not specify how your shares should be voted, the proxy agents will vote your shares in accordance with the Board’s recommendations.
You may revoke your proxy at any time before the proxy agents use it to vote on a matter. You may revoke your proxy in any one of three ways:

•	You may send in another proxy card with a later date;

•	You may notify the Company in writing before the Annual Meeting that you have revoked your proxy; or

•	You may vote in person at the Annual Meeting.
The Company first mailed this Proxy Statement to shareholders on December 12, 2005.
Voting Securities and Record Date
You are entitled to notice of the Annual Meeting and to vote at the meeting if you owned common shares of record at the close of business on November 21, 2005. For each share owned of record, you are entitled to one vote. On November 21, 2005, the Company had 14,673,059 common shares outstanding, which are the only voting securities.
Quorum Requirement and Voting
A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the common shares is necessary to have a quorum for the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares is necessary for any other purpose. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so.
In counting votes on a particular item, the Company will treat abstentions as votes cast on the particular matter. The Company will not, however, treat broker non-votes as either votes cast or shares present for matters related to the particular item.

If a shareholder notifies the Company in writing 48 hours or more before the meeting that the shareholder desires that directors be elected by cumulative voting, then shareholders will have cumulative voting rights in the election of directors. Cumulative voting allows each shareholder to multiply the number of shares owned by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected.
ELECTION OF DIRECTORS
The Company’s Board of Directors is currently comprised of eight directors, divided into two classes of four directors, with one class of directors elected at each annual meeting of shareholders for a term of two years. Effective with the commencement of this year’s Annual Meeting, the Board has reduced the number of authorized directors to seven, with one class comprised of three directors and the other of four directors.
At the Annual Meeting, shareholders will elect three directors who will hold office until the Annual Meeting of Shareholders in 2008. The Board has nominated David T. Gibbons, William D. Manning and Peter C. Wallace for election as directors. All nominees are presently directors. Robert J. Kegerreis, whose term of office as a director expires at the Annual Meeting, is retiring from the Board after 35 years of service.
If a nominee becomes unable to stand for reelection, the Board’s proxy agents will vote the proxies for a substitute nominee of the Board. If shareholders vote cumulatively in the election of directors, then the Board’s proxy agents will vote the shares represented by the proxies cumulatively for the election of as many of the Board’s nominees as possible and in such order as the proxy agents determine.
Nominees for Term of Office Expiring in 2008

David T. Gibbons	Director Since March 2004
Mr. Gibbons, age 61, has been President and Chief Executive Officer of Perrigo Co. (pharmaceutical and nutritional products) since May 2000 and Chairman of the Board since August 2003. He served as President of Rubbermaid Home Products from August 1997 to December 1999. Mr. Gibbons is also a director of Perrigo Co. and Banta Corp.

William D. Manning	Director Since 1995
Mr. Manning, age 71, was Senior Vice President of The Lubrizol Corporation (industrial chemicals) from 1985 to his retirement in April 1994. He is currently a management consultant and Chief Executive Officer of NYCO America LLC (specialty chemicals).

Peter C. Wallace	Director Since July 2004
Mr. Wallace, age 51, has been President and Chief Executive Officer of the Company since July 12, 2004. From October 2001 to July 2004, Mr. Wallace was President and CEO of IMI Norgren Group (sophisticated motion and fluid control systems for original equipment manufacturers). He was employed by Rexnord Corporation (power transmission and conveying components) for 25 years serving as President and Group Chief Executive from 1998 until October 2001 and holding a variety of senior sales, marketing, and international positions prior thereto. Mr. Wallace is also a director of Applied Industrial Technologies Inc.
Directors Continuing in Office Until 2007

Daniel W. Duval	Director Since November 2003 and from 1986 to December 2000
Mr. Duval, age 69, served as Interim President and Chief Executive Officer of the Company from December 2003 to July 12, 2004. From 1986 to 1999, he was President and Chief Executive Officer of the Company and served as Vice Chairman of the Company in 1999. Mr. Duval has been Chairman of the Board of Arrow Electronics, Inc. (electronics components distributor) since September 2002 and served as its Interim President and Chief Executive Officer from June 2002 to February 2003. Mr. Duval is also a director of The Manitowoc Company, Inc.

Thomas P. Loftis	Director Since 1987
Mr. Loftis, age 61, has been Chairman of the Board of the Company since June 2004 and served as Vice Chairman from March 2004 to June 2004. Mr. Loftis has been engaged in commercial real estate development, asset management and consulting with Midland Properties, Inc. since 1981. Loftis Investments LLC, a company wholly-owned by Mr. Loftis, is a general partner of M.H.M. & Co., Ltd. (investments).

Dale L. Medford	Director Since 2003
Mr. Medford, age 55, retired in June 2005 from The Reynolds and Reynolds Company (software and services to automotive retailers) where he had served as Chief Administrative Officer (July 2004 to June 2005), Executive Vice President and Chief Financial Officer (January 2001 to June 2005) and Vice President of Corporate Finance and Chief Financial Officer (February 1986 to January 2001).

Jerome F. Tatar	Director Since 1991
Mr. Tatar, age 59, retired in December 2002 as Chairman of MeadWestvaco Corporation (forest products), a position he had held since January 2002. He was Chairman, President and Chief Executive Officer of The Mead Corporation from November 1997 to January 2002. Mr. Tatar is also a director of NewPage Corporation.

GOVERNANCE OF THE COMPANY AND BOARD MATTERS
Corporate Governance Guidelines. The Board of Directors has adopted the Robbins & Myers, Inc. Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, Director independence, Board and committee composition, Board operations, and leadership development. The Nominating and Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. The Guidelines are posted in the Corporate Governance section of the Company’s web site at www.robbinsmyers.com; the Guidelines as well as any other document posted in the Corporate Governance section may also be obtained upon request from the Company’s Corporate Secretary.
Independent Board. The Guidelines provide that a majority of the members of the Board must be “independent” under the criteria set forth in the New York Stock Exchange (“NYSE”) listing standards. The Board has adopted “Standards of Assessing Director Independence” to assist it in determining those Directors that are independent. The Standards are posted at the Company’s website. Applying the Standards, the Board affirmatively determined in October 2005 that all of the Directors nominated for election at the Annual Meeting and those that will continue as Directors after the Annual Meeting are independent of the Company and its management, with the exception of Peter C. Wallace who is not independent because of his employment by the Company as President and Chief Executive Officer.
Board Committees, Charters, Functions and Meetings. The Board has three standing committees — Nominating and Governance, Audit, and Compensation — and appoints the members of the Committees after considering the recommendations of the Nominating and Governance Committee. All Committee members are independent Directors. The Board has determined that all members of the Audit Committee are financially literate, that all members meet the enhanced standards for independence at Rule 10A-3 issued under the Securities Exchange Act of 1934, and that Dale L. Medford, the Chair of the Audit Committee, is an audit committee financial expert within the meaning of applicable regulations of the Securities and Exchange Commission (the “SEC”). Each Committee has a Board approved written charter that is annually evaluated by the Committee. Copies of the Committee Charters are posted at the Company’s website and the Charter of the Audit Committee was Appendix A to the Company’s proxy statement for the annual meeting of shareholders held in December 2004. The Board held four Board meetings and ten Board committee meetings in fiscal 2005. All directors attended more than 75% of the meetings of the Board and Board committees on which he served in fiscal 2005. Current Board committee membership and functions appear in the following table:

Committees	Committee Functions

Audit Dale L. Medford, Chair Daniel W. Duval Robert J. Kegerreis William D. Manning Fiscal 2005 Meetings — 5	*Appoints independent auditors
*Considers qualifications and independence of auditors
*Reviews reports of independent and internal auditors
*Reviews and approves scope and cost of services provided by independent auditors
*Reviews and discusses annual and quarterly financial statements with management and auditors
*Monitors code of business conduct compliance program and company employee and investor hotlines.

Nominating and Governance Jerome F. Tatar, Chair Daniel W. Duval David T. Gibbons Dale L. Medford Fiscal 2005 Meetings — 2	*Reviews adherence to Corporate Governance Guidelines and recommends changes
*Recommends nominees for election as Directors and Board committee appointments
*Assesses size and composition of Board
*Annually evaluates Board and Board committee performance and considers individual
  Director effectiveness
*Responsible for Director orientation and education

Compensation Robert J. Kegerreis, Chair David T. Gibbons William D. Manning Jerome F. Tatar Fiscal 2005 Meetings — 3	*Annually approves CEO goals and objectives and evaluates CEO performance
*Reviews and approves CEO and executive officer compensation
*Responsible, with CEO, for effective management development and succession planning
*Administers equity-based compensation programs

Directors are expected to attend the annual meeting of shareholders of the Company. The fiscal 2004 annual meeting was attended by all directors.
Executive Sessions of Non-management Directors. The non-management Directors meet in executive session, without management, in connection with most regularly scheduled Board meetings and are required to hold at least two such meetings annually. “Non-management Directors” are all of the Directors who are not employed by the Company. The Chair of the Nominating and Governance Committee, Jerome F. Tatar, is the presiding Director at these executive sessions.
Director Nomination Process. The Board has adopted a written statement that sets forth the process it follows in evaluating candidates for Director (the “Nomination Process”). The Nominating and Governance Committee is responsible for recommending to the Board candidates for election as Directors and, in the course of performing its duties, it will consider candidates recommended by shareholders of the Company. The Nomination Process, as followed by the Committee, is described below and a copy of the Nomination Process is posted at the Company’s website.
The Board believes that it should be comprised of Directors with varied but complementary backgrounds and that Directors should, at a minimum, have expertise that may be useful to the Company, such as an understanding of manufacturing, technology, finance, accounting, marketing or international matters, all in the context of an assessment of the needs of the Board at a particular point in time. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to Company affairs.
When evaluating candidates for Director, the Committee takes into account a number of factors, including the following: independence from management; whether the candidate has certain desired skills and business experience; judgment, integrity and reputation; existing directorships and commitments to other businesses; potential conflicts of interest with other pursuits; legal considerations such as antitrust issues; corporate governance background; financial and accounting background; and the size and composition of the existing Board.
The Committee will consider candidates for Director recommended by shareholders applying the criteria for candidates described above and considering the additional information referred to in this paragraph. Shareholders wishing to recommend a candidate for Director should write the Company’s Corporate Secretary and include the same information concerning the proposed candidate or candidates that a shareholder would be required to furnish if the shareholder were giving the Company advance notice of the shareholder’s intention to nominate a candidate at an annual meeting. See “Shareholder Proposals.”
When seeking candidates for Director, the Committee may in the future solicit suggestions from incumbent Directors, management or others. In addition, the Company has in the past and may in the future engage a third-party search firm to assist in identifying suitable Board candidates and in the initial screening of such candidates by, among other things, conducting personal interviews and background checks. After identifying a suitable candidate, the Committee may interview the candidate if it believes the candidate would be a positive addition to the Board. The Committee may also require the candidate to meet with management. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board the candidate’s nomination.

Director Compensation. Directors who are not employees of the Company receive the following compensation for services as a Director:

Non-Employee Director Compensation	Amount

Annual Cash Retainer	$32,000
Annual Restricted Stock Award (1)	$20,000 in Shares Vest After One Year of Service
Meeting Attendance Fees	Board — $1,500; Committee — $1,000(2)
Committee Chair	Additional $5,000 Retainer
Board Chair	$100,000 in lieu of Retainers and Meeting Fees

(1)	Awards are made under the 2004 Stock Incentive Plan As Amended on the date of each annual meeting of shareholders.

(2)	If meeting is telephonic, fees are 50% of amount stated.
Code of Ethics. The Company’s Code of Business Conduct sets forth basic principles and guidelines for directors, officers and employees that are intended to assist them in conducting the Company’s affairs and business in accordance with law and the highest standards of business ethics. A copy of the Code is posted at the Company’s website.
Communications from Shareholders to the Board. The Board recommends that shareholders initiate communications with the Board, individual Directors, or non-management directors as a group in writing by sending them to Corporate Secretary, Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423. The Board’s process for handling such communications is posted at the Company’s website.

SECURITY OWNERSHIP
Directors and Executive Officers
Set forth below is information as of November 21, 2005 concerning common shares of the Company beneficially owned by each director, each executive officer named in the Summary Compensation Table, and directors and executive officers as a group.

	Number of Shares
	Beneficially Owned		Percent of
Individual or Group	as of 11/21/05(1)		Class

Daniel W. Duval	14,264			(3)
David T. Gibbons	2,846			(3)
Robert J. Kegerreis	40,084			(3)
Thomas P. Loftis	46,571	(2)		(3)
William D. Manning	15,752			(3)
Dale L. Medford	5,549			(3)
Jerome F. Tatar	26,402			(3)
Peter C. Wallace	62,907			(3)
Kevin J. Brown	93,144			(3)
Saeid Rahimian	87,135			(3)
John R. Beatty	7,009			(3)
Thomas J. Schockman	18,638			(3)
Directors and Executive Officers as a Group (13 persons)	422,986		2.8%

(1)	Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his household. Shares which a person may acquire within 60 days of November 21, 2005 are treated as “beneficially owned” and the number of such shares included in the table for each person is:

Mr. Duval — 0	Mr. Gibbons — 2,000	Dr. Kegerreis — 10,311
Mr. Loftis — 8,000	Mr. Manning — 12,000	Mr. Medford — 2,000
Mr. Tatar — 8,000	Mr. Wallace — 10,000	Mr. Brown — 82,934
Mr. Rahimian — 74,667	Mr. Beatty — 5,000	Mr. Schockman — 16,667
Directors and executive officers as a group — 232,379

(2)	Includes 11,068 shares with respect to which Mr. Loftis has sole voting and shared investment power.

(3)	Less than 1%.

Principal Shareholders
The only persons known by the Board of Directors of the Company to be beneficial owners of more than 5% of the outstanding common shares of the Company as of November 21, 2005 are listed in the following table:

	Number of Common
	Shares Beneficially
Name and Address	Owned as of 11/21/05	% of Class

Dimensional Fund Advisors Inc.(1) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,072,300	7.3%
M.H.M. & Co., Ltd.(2) 830 Hanna Building Cleveland, OH 44115	2,994,254	20.4%
Van Den Berg Management(3) 805 Las Cimas Parkway, Suite 430 Austin, TX 78746	884,175	6.0%

(1)	Dimensional Fund Advisors, Inc. is a registered investment advisor. In its role as investment advisor or manager to investment companies, trusts or accounts, it possesses voting and investment power with respect to the shares listed in the table.

(2)	M.H.M. & Co., Ltd. is an Ohio limited partnership (the “Partnership”). Maynard H. Murch Co., Inc. is the managing general partner, and Loftis Investments LLC, a company wholly-owned by Thomas P. Loftis, is the other general partner of the Partnership. Partnership decisions with respect to the voting and disposition of Company shares are determined by Maynard H. Murch Co., Inc., whose board of directors is comprised of Creighton B. Murch and Robert B. Murch, who are first cousins, and Maynard H. Murch V, who is Mr. Robert B. Murch’s nephew.

(3)	Van Den Berg Management is a registered investment advisor that has shared power to vote and to dispose of the shares listed in the table.
COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee of the Board of Directors develops and administers the compensation policies and programs and sets the compensation of executive officers of the Company. The Committee is comprised of four independent directors.
Objectives and Policies
The Committee seeks to:

•	Attract and retain talented executives critical to the long-term success of the Company;

•	Provide total compensation programs that are competitive with those of global industrial companies similar to the Company;

•	Tie compensation to the achievement of the Annual Business Plan and continuing progress on the long term strategic plan; and

           • Link executive’s goals with those of the shareholders.
Tax Deductibility of Compensation. Because certain executives could realize more than $1,000,000 in compensation in one year due to payout of long-term incentives and option exercises, the Committee addressed the $1,000,000 annual limitation on deductibility for federal income tax of compensation paid to executives named in the “Summary Compensation Table,” which follows this report. Shareholders approved the Senior Executive Annual Cash Bonus Plan in 2001 and the 2004 Stock Incentive Plan in 2004. Incentive compensation paid to the Company’s executives as cash bonuses, restricted shares, performance shares, and stock options granted under existing plans should normally be deductible for federal income taxes.
Types of Compensation
The Company pays two types of compensation:

•	Annual compensation which includes base salary and a bonus paid in cash if certain pre-established financial performance targets are achieved; and

•	Long-term compensation which includes annual stock option grants, which are only valuable if the Company’s stock price increases, and awards of restricted shares and performance shares.
Annual Compensation
Base Salary. The Company pays executives a salary each year which it believes is competitive with salaries paid by other global industrial companies similar to the Company and based on survey data of independent compensation consultants. The Committee reviews the survey data and periodically adjusts the Company’s executive salary structure to maintain salary ranges at or slightly above the survey median. Individual salaries, which are considered annually, may be adjusted to reflect changes in the Company’s salary structure, individual performance during the preceding year, and the Company’s overall performance.
Annual Cash Bonus Opportunity. Executives can earn a cash bonus each year. For fiscal 2005, the bonuses were calculated as follows:

*	Available bonuses at targeted performance levels ranged from 35% to 60% of base salary; executives with higher positions on the Company’s position evaluation system were eligible for a larger bonus percentage, effectively making more of their total compensation dependent on performance.

*	Performance measures and the respective weighting assigned to each were:

-	Consolidated sales (20%)

-	Earnings per share (40%)

-	Free cash flow (40%)

*	Bonuses were paid at approximately 58% of targeted percentages based on actual performance achievements for fiscal 2005 and are shown in the Summary Compensation Table.
Long-Term Compensation Incentives
The Company’s executive officers make strategic business decisions, which are successful only if they ultimately increase shareholder value. The Committee believes a significant portion of executive compensation should be tied to increases in shareholder value and paid in Company stock. To accomplish this, the Committee uses stock options, restricted shares, and performance shares as long-term incentives.
Stock Options. The Committee normally grants stock options to executives under the Company’s shareholder approved plans in June of each year. In fiscal 2005, however, no stock options were granted due to the fact that the Company was in the process of restructuring its equity compensation programs and restructuring its business units and leadership. On October 6, 2005, the Committee granted stock options, restricted share awards, and performance share awards, which were described in the Company’s Current Report on Form 8-K, dated October 6, 2005. These October 6, 2005 option and share awards will be reported on in the Company’s proxy statement for its fiscal year ending August 31, 2006.
Restricted Shares and Performance Shares. At the beginning of fiscal 2005, the Committee made performance share awards as Long Term Incentive Awards under the 2004 Stock Incentive Plan as Amended. For each year in the three-year performance period the Committee sets performance threshold, target and maximum payout targets based 75% on the Company’s earnings per share and 25% on return on net assets. Each year the Committee determines the amount earned based on the extent to which the targets for the particular year were achieved. At the end of the three-year period, the total amount earned over the three years is divided by three and that average amount is converted into restricted shares of the Company based on the price of common shares at the end of the three-year period and issued to the participant. The restricted shares will generally be forfeited if the participant leaves the employment of the Company within two years of being issued the shares. Because the plan was first initiated in its present form in fiscal 2005, the Committee intends, for the fiscal year 2005 award only, to calculate and make payouts after the second year and third year. Beginning with fiscal 2006 awards, payouts will only be made after a new three-year performance period is completed. Restricted shares issued under the plan are issued under the 2004 Stock Incentive Plan as Amended. No Long Term Incentive Award payouts were made in fiscal 2005 under this program. See the table captioned “Fiscal 2005 Long Term Incentive Awards” for additional information.
Compensation of Chief Executive Officer
In determining total compensation for the Company’s Chief Executive Officer, the Committee normally considers the Company’s financial results, the CEO’s leadership in developing and executing the Company’s strategic plan, and his role in the Company’s future growth.

Mr. Wallace became President and Chief Executive Officer of the Company on July 12, 2004. In connection with his initial employment on July 12, 2004, Mr. Wallace’s annual salary for fiscal 2005 was fixed at $500,000. It was also provided that his first bonus, payable in October 2005, covered the 14-month period from July 12, 2004 through August 31, 2005 and was to be not less than $350,000, which is the amount shown in the Summary Compensation Table as his bonus.
In October 2005, the Committee established an incentive compensation program for Mr. Wallace that includes an annual cash bonus related specifically to corporate performance, stock options, a long-term restricted share grant, and performance shares. This program relates to fiscal 2006 compensation, was described in the Company’s Current Report on Form 8-K dated October 6, 2005, and will be reported on in next year’s proxy statement.
Conclusion
Each year the Committee reviews the total compensation package available to the Company’s executives as a whole to satisfy itself that the complete package is consistent with the Committee’s goals and objectives. In addition, the Committee reviews the perquisites or personal benefits made available to executives to assure that these also serve the goals and policies of the Committee and further the interests of the Company. These perquisites for various executives may include a car and parking allowance, club allowance, tax planning assistance, supplemental long-term disability insurance and long-term care insurance. In all cases, the value of personal benefits made available to an executive was less than $50,000 and was also less than 10% of the particular executive’s salary and bonus for fiscal 2005.
The Committee believes its compensation policies and program for executive officers, including the policy it normally follows when determining the compensation of the Chief Executive Officer, is consistent with good corporate governance practices and effectively tie executive compensation to the Company’s performance and shareholder value.

THE COMPENSATION COMMITTEE

Robert J. Kegerreis, Chairman

David T. Gibbons
William D. Manning
Jerome F. Tatar

EXECUTIVE COMPENSATION
The following sections show compensation information relating to the Chief Executive Officer and the next four most highly compensated executive officers of the Company at August 31, 2005. The information is presented on a fiscal year basis.
Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation Awards

Name and					Number of Shares	All Other
Principal Position	Year	Salary	Bonus		Underlying Options	Compensation(1)

Peter C. Wallace,
President and	2005	$500,000	$350,000	(3)	–0–	$7,000
Chief Executive Officer(2)	2004	67,307	–0–		30,000	309,150
Kevin J. Brown,	2005	$221,000	$28,841		–0–	$6,282
Vice President and	2004	210,000	41,580		25,000	6,208
Chief Financial Officer	2003	200,000	75,200		20,000	5,500
Saeid Rahimian,	2005	$255,000	$131,963		–0–	$7,132
President,	2004	216,208	168,000		25,000	6,483
Fluid Management
John R. Beatty,	2005	$180,000	$20,880		–0–	$5,283
Vice President,	2004	$67,692	$20,267		15,000	–0–
Human Resources(2)
Thomas J. Schockman,	2005	$145,000	$14,718		–0–	$5,105
Controller and	2004	133,000	20,482		5,000	4,637
Chief Accounting Officer	2003	127,000	35,814		–0–	3,810

(1)	All amounts presented for fiscal 2005 are Company contributions under its Employee Savings Plan.

(2)	Mr. Wallace became President and Chief Executive Officer of the Company on July 12, 2004 and Mr. Beatty became an employee and executive officer of the Company on March 29, 2004.

(3)	In connection with Mr. Wallace’s employment on July 12, 2004, the Company agreed that Mr. Wallace’s first bonus, payable in October 2005, would not be less than $350,000 and cover the period from July 12, 2004 through August 31, 2005.
Fiscal 2005 Stock Option Grants
The Company did not grant any stock options in fiscal 2005 to the persons named in the Summary Compensation Table.

Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values
The following table presents information concerning all exercises of options to purchase Company shares during fiscal 2005 by the persons named in the Summary Compensation Table and the value of all unexercised options at August 31, 2005.

			Number of Shares		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money
	Acquired		Options at 8/31/05		Options at 8/31/05(2)
	on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter C. Wallace	–0–	–0–	10,000	20,000	$11,600	$23,200
Kevin J. Brown	2,000	$10,400	82,667	23,334	47,618	17,132
Saeid Rahimian	–0–	–0–	74,667	23,334	43,168	17,132
John R. Beatty	–0–	–0–	5,000	10,000	–0–	–0–
Thomas J. Schockman	–0–	–0–	16,667	3,334	5,500	–0–

(1)	Represents the excess of the market value of the acquired shares on the dates of exercise over the aggregate option price paid

(2)	Represents the excess of the market value at August 31, 2005 of the shares subject to the options over the aggregate option exercise price
Fiscal 2005 Long-Term Incentive Plan Awards
The following table presents information concerning performance awards granted at the beginning of fiscal 2005 to the persons named in the Summary Compensation Table. There were no payouts under this program in fiscal 2005.

	Performance
	Period Until	Potential Future Payouts(1)
	Maturation or
Name	Payout	Threshold	Target	Maximum

Peter C. Wallace	9/1/04 – 9/1/05	$250,000	$500,000	$1,000,000
	9/1/05 – 9/1/06	250,000	500,000	1,000,000
	9/1/06 – 9/1/07	250,000	500,000	1,000,000

Kevin J. Brown	9/1/04 – 9/1/05	$75,000	$150,000	$300,000
	9/1/05 – 9/1/06	75,000	150,000	300,000
	9/1/06 – 9/1/07	75,000	150,000	300,000

Saeid Rahimian	9/1/04 – 9/1/05	$75,000	$150,000	$300,000
	9/1/05 – 9/1/06	75,000	150,000	300,000
	9/1/06 – 9/1/07	75,000	150,000	300,000

John R. Beatty	9/1/04 – 9/1/05	$37,500	$75,000	$150,000
	9/1/05 – 9/1/06	37,500	75,000	150,000
	9/1/06 – 9/1/07	37,500	75,000	150,000

Thomas J. Schockman	9/1/04 – 9/1/05	$17,500	$37,500	$75,000
	9/1/05 – 9/1/06	17,500	37,500	75,000
	9/1/06 – 9/1/07	17,500	37,500	75,000

(1)	For each year in the three-year performance period the Compensation Committee of the Board sets performance threshold, target and maximum payout targets based 75%

on the Company’s earnings per share and 25% on return on net assets. Each year the Committee determines the amount earned based on the extent to which the targets for the particular year were achieved. At the end of the three-year period, the total amount earned over the three years is divided by three and that average amount is converted into restricted shares of the Company based on the price of common shares at the end of the three-year period and issued to the participant. The restricted shares will generally be forfeited if the participant leaves the employment of the Company within two years of being issued the shares. Because the plan was first initiated in its present form in fiscal 2005, the Committee intends, for the fiscal year 2005 award only, to calculate and make payouts after the second year and third year. Beginning with fiscal 2006 awards, payouts will only be made after a new three-year performance period is completed. Restricted shares issued under the plan are issued under the Company 2004 Stock Incentive Plan as Amended.

Pension Plan
The Company has a noncontributory, defined benefit pension plan for officers and other salaried employees (the “Pension Plan”). Retirement benefits for all named executive officers, except for Mr. Brown, are calculated on a “cash balance” benefit formula basis. Under the cash balance benefit formula, each year a percentage of the employee’s compensation (5% if less than 15 years of service; 6.5% if 15 or more years of service) is credited to the employee’s cash balance account. For certain individuals including Mr. Rahimian, the pay credits are doubled to 10% and 13%, respectively, until December 31, 2005. Effective December 31, 2005, the Pension Plan is “frozen” in that no future pay credits will be credited to any participant’s account. Each account is also credited annually with interest. The interest credits continue to apply even though there are no more pay credits. Interest is credited quarterly and is the greater of (1) the average of the U.S. Government One-Year Treasury Constant Maturities for the last business day of the 12 months ending August preceding the plan year, rounded to the next highest quarter percent and (2) 3.5%. Upon retirement, the employee may receive benefits in the form of a lump payment equal to the employee’s cash balance account or a monthly annuity equal to the actuarial equivalent of the cash balance account. Mr. Brown’s retirement benefits under the plan are calculated on a “final average earnings” formula basis. For him, the Company calculates retirement benefits under the Pension Plan on the basis of his average annual compensation for the five highest years during his last ten years of employment with reductions for credited years of service less than 35.
Compensation for the purpose of calculating retirement benefits includes salary and bonuses (exclusive of deferred incentive compensation). The total amount of such compensation for executive officers for fiscal 2005 is presented in the Summary Compensation Table under the heading “Annual Compensation.” The maximum annual retirement benefit that the Company can pay under the Pension Plan to any participant as a result of limitations imposed under the Internal Revenue Code is presently $170,000.
The Company also has a Supplemental Pension Plan (the “Supplemental Plan”) which provides supplemental retirement benefits for Messrs. Wallace, Brown, Rahimian, Beatty and other key employees as they obtain eligibility under the criteria established by the

Board for participation in the plan. The supplemental retirement benefit is equal to the excess of (i) the benefit that would have been payable to the employee under the Pension Plan without regard to certain annual retirement income and pay limitations imposed by federal law over (ii) the benefit payable to the employee under the Pension Plan. The Supplemental Plan also provides in the case of Messrs. Wallace, Rahimian and Beatty that the employee’s cash balance account at retirement would be multiplied by 150%, 130% and 130%, respectively.
The estimated annual benefits payable at normal retirement (age 65) in the form of an annuity to Messrs. Wallace, Rahimian, Beatty and Schockman are $9,400, $63,400, $2,900, and $11,300, respectively. In making these estimates, the assumptions applied to the “frozen” 12/31/2005 account balance were (i) that the interest rate for all years is 4.0%, which is the rate used for the 2005 plan year and (ii) that the projected cash balance account at normal retirement age (after applying the multiplier in effect for participants in the Supplemental Plan) was converted to an annuity using an interest rate of 5.50% and the 1994 Group Annuity Reserve Table for Males and Females as published in Revenue ruling 2001-62.
The following table shows the estimated maximum annual retirement benefits payable to Mr. Brown at normal retirement calculated under the final average earnings benefit formula under the Pension Plan and Supplemental Plan at selected compensation levels after various years of service. The credited years of service for Mr. Brown is 11.7 years. Amounts shown are straight life annuity amounts. These amounts are not reduced to take into account Social Security benefits paid to the employee.

	Estimated Annual Retirement Benefits
	For Specified Years of Service
Final Average
Compensation	15 Years	20 Years	25 Years	30 Years	35 Years

$250,000	$51,418	$68,543	$85,668	$102,793	$119,876
300,000	61,919	82,544	103,170	123,796	144,379
350,000	72,418	96,544	120,669	144,794	168,878
400,000	82,918	110,543	138,168	165,793	193,376

Other
The Company has agreed to pay Mr. Wallace one year’s salary in the event the Company terminates his employment for reasons other than misconduct. If such termination occurs within two years after a change of control of the Company (as defined in the agreement), his salary continues for a two-year period. Mr. Wallace has agreed not to compete with the Company for one year following termination of employment.

PERFORMANCE GRAPH
The following graph compares the cumulative total return to shareholders on the Company’s common shares for its last five fiscal years with the cumulative total return of the Russell 2000 Company Group Index and the S&P Industrial Machinery Index for the same periods. The graph depicts the value on August 31, 2005 of a $100 investment made on August 31, 2000 in Company shares and each index, with all dividends reinvested.

Performance Graph Data	8/00	8/01	8/02	8/03	8/04	8/05

Robbins & Myers, Inc.	100	120	81	98	83	97
Russell 2000	100	88	75	96	107	132
S&P Industrial Machinery	100	103	107	131	158	172

REPORT OF THE AUDIT COMMITTEE OF THE BOARD
The Audit Committee is comprised of four members of the Company’s Board of Directors. Each member of the Audit Committee is “independent.” See “Governance of the Company and Board Matters.” The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of the Charter is available at the Company’s website. The Audit Committee, among other things, (i) recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K and (ii) appoints, subject to ratification by shareholders, the independent auditors to audit the books and records of the Company.
The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended August 31, 2005 with the Company’s management and with the Company’s independent auditors; (ii) discussed with the Company’s independent auditors the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards); and (iii) received and discussed the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Statement No. 1 (Independence discussions with Audit Committees). Based on such review and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2005 for filing with the U.S. Securities and Exchange Commission.

THE AUDIT COMMITTEE
Dale L. Medford, Chair
Daniel W. Duval
Robert J. Kegerreis
William D. Manning

APPOINTMENT OF INDEPENDENT AUDITORS
Ernst & Young LLP served as the Company’s independent auditors during the fiscal year ended August 31, 2005. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.
The following table sets forth the aggregate fees for services provided by Ernst & Young LLP related to fiscal years 2005 and 2004 and for other services billed in the most recent two fiscal years:

Fees	Fiscal 2005	Fiscal 2004

Audit(1)	$4,038,000	$942,000
Audit-Related(2)	58,800	93,255
Tax(3)	541,000	486,950
All Other(4)	–0–	–0–

Total	$4,637,800	$1,522,205

(1)	For services rendered for the audits of the consolidated financial statements of the Company, audit of internal control over financial reporting, as well as statutory audits, review of financial statements included in Form 10-Q reports, issuance of consents, and assistance with review of documents filed with the Securities and Exchange Commission.

(2)	For services related to employee benefit plan audits.

(3)	For services related to tax compliance, tax return preparation, and tax assistance.

(4)	There were no other fees incurred for the fiscal 2005 and 2004.
In appointing Ernst & Young LLP to serve as the Company’s independent accountants for fiscal 2006, the Audit Committee reviewed past services performed during fiscal 2005 and services proposed to be performed during fiscal 2006. In appointing Ernst & Young LLP, the Audit Committee carefully considered the impact of such services on Ernst & Young LLP’s independence. The Audit Committee has determined that the performance of such services did not affect the independence of Ernst & Young LLP. Ernst & Young LLP has advised the Company that Ernst & Young LLP is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence.
The Audit Committee has adopted policies and procedures that require the pre-approval of all audit, audit-related, tax and other services rendered by the Company’s independent auditors. Under the policy, an auditor services schedule is prepared at the beginning of each year that describes each type of service to be provided by the independent auditors and the projected fees for each such service. The Audit Committee reviews and approves in advance, as appropriate, each service listed on the auditor services schedule and the projected fees for each such service. On a periodic basis, the independent auditors report to the Audit Committee the actual spending for specified services compared with the approved amounts. Projected fee amounts listed on the auditor services schedule may be updated, as appropriate in the Audit Committee’s discretion, at each regularly scheduled meeting of the Audit Committee. The Audit Committee may also pre-approve particular services on a case-by-case basis. The policy allows the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee. Any decisions made by the designated pre-approval member are reported, for informational purposes only, to the full Audit Committee at its next meeting.
Subject to ratification by the shareholders, the Audit Committee of the Board has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending August 31, 2006. The Board recommends a vote “FOR” the proposal to ratify such selection. In the event shareholders do not approve the selection of Ernst & Young LLP, the Board will seek to determine from shareholders the principal reasons Ernst & Young LLP was not approved, evaluate such reasons, and consider whether, in view of the circumstances, a different firm of independent auditors should be selected for fiscal 2006.
OTHER MATTERS
The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. However, if other matters should properly come before the meeting, or any adjournment thereof, it is intended that the Board’s proxy agents will vote the proxies in their discretion.
The Company will bear the cost of soliciting proxies. In addition to the use of the mails, certain officers, directors, and regular employees of the Company may solicit proxies by telephone or personal interview. The Company will request brokerage houses, banks and other persons to forward proxy material to the beneficial owners of shares held of record by such persons.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10% of the Company’s common shares to file an initial ownership report with the Securities and Exchange Commission and follow up reports listing any subsequent change in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from September 1, 2004 through August 31, 2005, were met, except that a sale of 3,000 shares by Mr. Manning and a sale of 1,000 shares by Mr. Duval were inadvertently reported eight and five days late, respectively.

SHAREHOLDER PROPOSALS
The Annual Meeting of Shareholders for the fiscal year ending August 31, 2006 is presently scheduled to be held on January 9, 2007. If you intend to submit a proposal for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting of Shareholders to be held on January 9, 2007, the Company must receive the proposal at 1400 Kettering Tower, Dayton, Ohio 45423, Attention: Corporate Secretary, on or before August 14, 2006.
For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly by a shareholder at the Annual Meeting to be held on January 9, 2007, management will be able to vote proxies in its discretion if the Company: (i) receives notice of the proposal before the close of business on October 28, 2006 and advises shareholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter or (ii) does not receive notice of the proposal before the close of business on October 28, 2007.
The Company’s Code of Regulations, which is available upon request to the Corporate Secretary, provides that nominations for director may only be made by the Board of Directors (or an authorized board committee) or a shareholder entitled to vote who sends notice of the nomination to the Corporate Secretary not fewer than 50 days nor more than 75 days prior to the meeting date. Such notice is required to contain certain information specified in the Company’s Code of Regulations. For a nominee of a shareholder to be eligible for election at the Annual Meeting to be held on January 9, 2007, the shareholder’s notice of nomination must be received by the Corporate Secretary between October 26, 2006 and November 20, 2006. This advance notice period is intended to allow all shareholders to have an opportunity to consider nominees expected to be considered at the meeting.
All submissions to, or requests from, the Corporate Secretary should be sent to Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423

By Order of the Board of Directors,

Joseph M. Rigot
Secretary

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON
JANUARY 11, 2006
Solicited on Behalf of the Board of
Directors of the Company
The undersigned holder(s) of Common Shares of ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), hereby appoints Thomas P. Loftis, Peter C. Wallace and Jerome F. Tatar, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, January 11, 2006, and at any adjournment thereof, as follows:
1.	ELECTION OF DIRECTORS.

FOR all nominees listed below ❒	WITHHOLD AUTHORITY ❒
(except as marked to the contrary below),	to vote for all nominees listed below
including authority to cumulate votes selectively among such nominees.
David T. Gibbons, William D. Manning, Peter C. Wallace
(Instruction: to withhold authority to vote for any individual nominee, strike a line through the nominee’s name.)
2.	APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING AUGUST 31, 2006.

❒ FOR	❒ AGAINST	❒ ABSTAIN
3.	IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

The Board of Directors recommends that you vote FOR Proposals 1 and 2. When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR Proposals 1 and 2.
(Continued and to be signed, on the reverse side)

(Continued from reverse side)
Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto and the Annual Report to Shareholders for the fiscal year ended August 31, 2005.

DATED: ___________________________ 200__

Signature

Signature (if held jointly)

Shareholders should date this proxy and sign here exactly as name appears at left. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.
411997.1